Exhibit 10.1
FIRST AMENDMENT TO STANDARD OFFICE LEASE

THIS FIRST AMENDMENT TO STANDARD OFFICE LEASE (this “Amendment”) is made this 16th day of February, 2021 (the “Amendment Date”), by ALTURAS SIETE II, LLC, an Idaho limited liability company (“Landlord”), and CASTLE BIOSCIENCES, INC., a Delaware corporation (“Tenant”), and amends that certain Standard Office Lease dated December 16, 2019 (the “Original Lease”), between Landlord and Tenant, for the lease of those certain premises that consist of approximately 11,555 rentable square feet known as Suites 110, 305A, 307, and 330 (the “Original Premises”) in the project located at 3707 North 7th Street, Phoenix, Arizona (the “Project”), as follows:

1.EXPANSION PREMISES. Commencing on the date of substantial completion of the Expansion Improvements and receipt of the Certificate of Occupancy (the “Expansion Commencement Date”), the Premises shall be expanded to include Suite 320/325 of the Project, consisting of approximately 3,633 rentable square feet (the “Expansion Premises”). On and after the Expansion Commencement Date, the Premises shall be deemed to include both the Original Premises and the Expansion Premises, for a total of approximately 15,188 rentable square feet. The Premises, as expanded to include the Expansion Premises, is shown on the space plan attached as Exhibit A hereto. Any occupancy of the Expansion Premises by Tenant prior to the Expansion Commencement Date shall be subject to all terms and conditions of the Original Lease; provided that Tenant shall not be obligated to pay Basic Rental with respect to the Expansion Premises prior to the Expansion Commencement Date.

2.CONFIRMATION OF EXPIRATION DATE. The Expiration Date is March 31, 2028.

3.BASIC RENTAL. Prior to the Expansion Commencement Date, Basic Rental shall remain as set forth in the Original Lease. Commencing on the Expansion Commencement Date, Basic Rental shall be as set forth in the table below:

Period	Monthly Basic Rental	Annual Basic Rental Per Rentable Square Foot**
Expansion Commencement Date through 8/31/21	$25,313.33	$20.00
9/1/21 - 8/31/22	$25,946.17	$20.50
9/1/22 - 8/31/23	$26,579.00	$21.00
9/1/23 - 8/31/24	$27,211.83	$21.50
9/1/24 - 8/31/25	$27,844.67	$22.00
9/1/25 - 8/31/26	$28,477.50	$22.50
9/1/26 - 8/31/27	$29,110.33	$23.00
9/1/27 - 3/31/28	$29,743.17	$23.50
** Tenant shall also be responsible for and shall pay all applicable rental tax. All such amounts shall be paid concurrently with Monthly Basic Rental.

4.TENANT’S PROPORTIONATE SHARE. Commencing on the Expansion Commencement Date, Tenant’s Proportionate Share shall increase to 28.2% (calculated based on the Premises containing 15,188 rentable square feet and the Project containing 53,936 rentable square feet).

5.PARKING RIGHTS. Commencing on the Expansion Commencement Date, and subject to the terms of the Original Lease, Tenant shall be entitled to an additional fifteen (15) parking passes for a total of sixty-

one (61) parking passes (based on 4.00 parking passes per 1,000 rentable square feet in the Premises), of which eight (8) parking passes shall be to the dedicated covered, reserved portion of the parking area serving the Project, at a rate of $45.00 per space, per month. Monthly parking charges shall be due and payable with Basic Rental payments.

6.CONDITION OF EXPANSION PREMISES; EXPANSION IMPROVEMENTS.

6.1Expansion Improvements. Landlord, at its sole expense, agrees to make tenant improvements to the Expansion Premises consistent with the space plan attached as Exhibit B, using building standard finishes, quantities and materials (the “Expansion Improvements”); provided, however, Tenant shall be responsible for all costs of the Expansion Improvements that exceed fifteen dollars and no cents ($15.00) per rentable square foot of the Expansion Premises (which amount is $54,495.00) (the “Expansion Improvement Allowance”). Landlord’s construction of the Expansion Improvements shall be under the same terms and conditions set forth in Exhibit D (Work Letter) to the Original Lease. Tenant shall pay all costs that exceed the Expansion Improvement Allowance on demand as Additional Rent. Subject to Landlord’s receipt of all required governmental permits, approvals and licenses, Landlord shall proceed with and complete the construction of the Expansion Improvements. After the Expansion Commencement Date, Tenant shall, upon demand, execute and deliver to Landlord a letter of acceptance of the Expansion Premises and satisfactory completion of the Expansion Improvements, in the form of Exhibit C attached to this Amendment. The failure of Tenant to take possession of the Expansion Premises shall not serve to relieve Tenant of its obligations arising on the Expansion Commencement Date or delay the payment of rent by Tenant. Delay by Landlord in delivering possession of the Expansion Premises or completing the Expansion Improvements shall not make Landlord liable for any damages arising therefrom.

6.2Tenant Change Orders. If Tenant shall desire any changes to the Expansion Improvements, Tenant shall so advise Landlord in writing and Landlord shall determine whether such changes can be made in a reasonable and feasible manner. Any and all costs of reviewing any requested changes, and any and all costs of making any changes to the Expansion Improvements that Tenant may request and that Landlord may agree to, shall be at Tenant’s sole cost and expense and if Landlord requests, shall be paid to Landlord upon demand and before execution of the change order.

6.3Tenant’s Acknowledgement. Tenant acknowledges, represents and agrees to the following: (a) Tenant shall be responsible for making its own inspection and investigation of the Expansion Premises, (b) Tenant shall be responsible for investigating and establishing the suitability of the Expansion Premises for Tenant’s intended use thereof, and (c) except as set forth in this Amendment, Tenant is leasing the Expansion Premises “AS IS” based on its own inspection and investigation and not in reliance on any statement, representation, inducement or agreement of Landlord. By taking possession of the Expansion Premises, Tenant shall be deemed to have accepted the Expansion Premises as being in satisfactory condition and completed in accordance with any requirements of Landlord set forth herein.

7.REAL ESTATE BROKERAGE. Tenant represents that it has not had dealings with any real estate broker, finder, or other person with respect to this Amendment, other than Cushman & Wakefield, who represents Landlord (“Broker”). Landlord shall pay Broker a commission with respect to this Amendment pursuant to a separate agreement. If any other person shall assert a claim to a finder’s fee, brokerage commission or other compensation on account of alleged employment as a finder or broker or for performance of services as a finder or broker in connection with this transaction, the party under whom the finder or broker is claiming shall indemnify, defend, and hold harmless the other party for, from and against any and all obligations, debts, covenants, conditions, representations, costs, and liabilities and any and all demands, causes of action, and claims, of every type, kind, nature or character, direct or indirect, known or unknown, absolute or contingent, determined or speculative, at law, in equity or otherwise, including attorneys’ fees and litigation and court costs, in connection with such claim or any action or proceeding brought on such claim.

8.CONDITION OF ORIGINAL PREMISES. Except as set forth in this Amendment, Tenant is in possession of and has accepted the Original Premises and Tenant acknowledges that all work to be performed by Landlord in the Original Premises as required by the terms of the Original Lease has been satisfactorily completed.

9.EXISTING CLAIMS. Tenant represents and warrants that there are no existing claims or causes of action against Landlord arising out of the Original Lease, either currently or that would exist with the giving of notice or with the passage of time, nor are there any existing defenses that Tenant has against the enforcement of the Original Lease by Landlord.

10.MISCELLANEOUS. Except as set forth in this Amendment, the Original Lease shall continue in full force and effect. This Amendment supersedes and replaces all previous terms in the Original Lease that may conflict with the terms in this Amendment. Capitalized terms used in this Amendment without definition will have the meaning stated in the Original Lease. This Amendment may be executed in counterparts, each of which when so executed and delivered shall be deemed an original for all purposes, and all such counterparts shall together constitute but one and the same instrument. A signed copy of this Amendment delivered by DocuSign, facsimile or scanned .pdf and emailed signatures, or any combination thereof, shall be deemed to have the same legal effect as delivery of an original signed copy of this Amendment. The warranties contained in this Amendment are made and given in addition to, and not in lieu of, any other warranties made in the Original Lease.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the Amendment Date.

LANDLORD:

ALTURAS SIETE II, LLC, an Idaho limited liability company

	By:	Alturas Capital Partners, LLC, a Delaware limited liability company
	Its:	Manager

	By:	/s/ Travis Barney
	Name:	Travis Barney
	Its:	Chief Credit Officer

TENANT:

CASTLE BIOSCIENCES, INC., a Delaware corporation

By:		/s/ Derek Maetzold
Print Name:		Derek Maetzold
Title:		President and CEO

EXHIBIT A
Space Plan of Premises (as expanded to include the Expansion Premises)

EXHIBIT B
Expansion Improvements - Space Plan of Expansion Premises

EXHIBIT C
Letter of Acceptance